UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary information statement
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☒	Definitive information statement

GEORGIA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2009

ANNUAL MEETING

 & INFORMATION STATEMENT

www.georgiapower.com

GEORGIA POWER COMPANY

Atlanta, Georgia

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 14, 2009

The 2009 Annual Meeting of Shareholders of Georgia Power Company will be held on May 14, 2009 at 7:30 a.m., Eastern Time, at the Company’s Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, to elect 11 members of the board of directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 27, 2009 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Georgia Power Company Corporate Secretary at (404) 506-6526.

The Information Statement and the 2008 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT AND 2008 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2009.

The Information Statement and the 2008 Annual Report are also available on the internet at www.georgiapower.com/financial.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel M. Lowery

Corporate Secretary

Atlanta, Georgia

April 22, 2009

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Georgia Power Company (Company) in connection with the 2009 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 14, 2009 at 7:30 a.m., Eastern Time, at the Company’s Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374. This Information Statement is initially being provided to shareholders on or about April 22, 2009. This Information Statement and the 2008 Annual Report are also available on the internet at www.georgiapower.com/financial.

At the meeting, the shareholders will vote to elect 11 members to the board of directors and transact any other business that may properly come before the meeting. We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of Company’s common stock and Class A preferred stock on the record date of March 27, 2009 are entitled to notice of and to vote at the meeting. On that date, there were 9,261,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 1,800,000 shares of Class A preferred stock outstanding on that date. With respect to the election of directors, all of the outstanding shares of Class A preferred stock are entitled to vote as a single class with the Company’s common stock. Each share of outstanding common stock counts as one vote and each share of outstanding Class A preferred stock counts as one-fourth vote. Neither the Company’s charter nor bylaws provides for cumulative voting rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2010 annual meeting, shareholder proposals must be received by the Company no later than February 21, 2010.

NOMINEES FOR ELECTION AS DIRECTORS

A board of 11 directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a director. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, and offices held, and brief descriptions of their business experience. The information is current as of the date of this Information Statement.

Michael D. Garrett – Director since 2004

Mr. Garrett, 59, is president and chief executive officer of the Company.

Robert L. Brown, Jr.  – Director since 2003

Mr. Brown, 57, is president and chief executive officer of R.L. Brown & Associates Inc. (architectural, planning, and construction management company), Decatur, Georgia. He is a director of Citizens Trust Bank.

Stephen S. Green – Director since 2008

Mr. Green, 60, is president and chief executive officer of Stephen Green Properties, Inc. (commercial real estate investment company), Savannah, Georgia.

Anna R. Cablik – Director since 2001

Ms. Cablik, 56, is president of Anatek, Inc. and Anasteel & Supply Company, LLC (supplier of fabricated concrete reinforcing steel), Ellenwood, Georgia. She was also president of MassAna Construction LLC (general construction), Marietta, Georgia, until December 2006. She is a partner of PanAmerican Logistics, PanAmerican International, PanAmerican Transport, and Camana Holdings, L.L.C., Atlanta, Georgia. She is a director of BB&T Corporation (“BB&T”).

David M. Ratcliffe – Director since 1999

Mr. Ratcliffe, 60, is chairman of the board, president, and chief executive officer of Southern Company. He previously served as president of Southern Company from April 2004 until July 2004. He is a director of CSX Corporation, Jacksonville, Florida, and Southern Company system companies, Alabama Power Company and Southern Power Company.

Jimmy C. Tallent – Director since 2007

Mr. Tallent, 56, is president, chief executive officer, and director of United Community Banks, Inc., Blairsville, Georgia.

Beverly Daniel Tatum – Director since 2008

Ms. Tatum, 54, is president of Spelman College, Atlanta, Georgia.

D. Gary Thompson – Director since 2003

Mr. Thompson, 62, retired as chief executive officer of Georgia Banking, Wachovia Bank, N.A., Atlanta, Georgia, and executive vice president of Wachovia Corporation, Charlotte, North Carolina, effective December 2004. He is a director of American Family Life Assurance Company of Columbus.

Richard W. Ussery – Director since 2001

Mr. Ussery, 61, retired as chairman of the board of Total System Services, Inc. (TSYS) (credit card processing facility), Columbus, Georgia, effective January 2006. He previously served as chief executive officer and chairman of the board of TSYS from 1992 until July 2004. He is a director of TSYS.

W. Jerry Vereen – Director since 1988

Mr. Vereen, 68, is chairman, president, and chief executive officer of Riverside Manufacturing Company (manufacturer and sales of uniforms), Moultrie, Georgia. He is a director of Gerber Scientific, Inc.

E. Jenner Wood, III – Director since 2001

Mr. Wood, 57, is chairman, president, and chief executive officer of SunTrust Bank, Central Group and executive vice president of SunTrust Banks Inc., Atlanta, Georgia. He is a director of Oxford Industries, Inc. and Crawford & Company.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of 11 members. The current nominees for election as directors consist of nine non-employee directors and Mr. Garrett, the president and chief executive officer of the Company, and Mr. Ratcliffe, the president and chief executive officer of Southern Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt, preferred stock, and preferred securities on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors. The pay components for non-employee directors are:

Annual retainers:

•	$22,000 retainer paid in quarterly amounts of $5,500

•	additional $3,000 retainer paid in quarterly amounts of $750 if serving as chair of a standing board committee

Annual equity grants:

•	520 shares of Southern Company Common Stock paid in quarterly grants of 130 shares (1)

Meeting fees:

•	$1,800 for participation in a meeting of the board

•	$1,200 for participation in a meeting of a committee of the board

•	$1,200 for each day of a visit to a plant or office of the Company and for any other business meeting at which the director participates as a representative of the Company

DIRECTOR DEFERRED COMPENSATION PLAN

If deferred, all quarterly equity grants are required to be deferred in the Deferred Compensation Plan for Directors of Georgia Power Company, as amended and restated effective January 1, 2008 (the “Director Deferred Compensation Plan”), and are invested in Southern Company Common Stock units which earn dividends as if invested in Southern Company Common Stock. Earnings are reinvested in additional stock units. Upon leaving the board, distributions are made in shares of Southern Company Common Stock.

In addition, directors may elect to defer up to 100 percent of their remaining compensation in the Director Deferred Compensation Plan until membership on the board ends. Deferred compensation may be invested as follows, at the director’s election:

•	in Southern Company Common Stock units which earn dividends as if invested in Southern Company Common Stock and are distributed in shares of Southern Company Common Stock upon leaving the board

____________

(1)	Equity grants may be deferred at the director’s election.

•	in Southern Company Common Stock units which earn dividends as if invested in Southern Company Common Stock and are distributed in cash upon leaving the board
•	at the prime interest rate which is paid in cash upon leaving the board

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment or in up to 10 annual distributions after leaving the board.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee directors during 2008, including amounts deferred in the Director Deferred Compensation Plan.

			Change in
			Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Robert L. Brown, Jr.	44,800	19,430	0	0	64,230
Ronald D. Brown (4)	19,905	11,396	0	0	31,301
Anna R. Cablik	44,800	19,430	0	0	64,230
Stephen S. Green (5)	9,620	2,160	0	0	11,780
Jimmy C. Tallent	38,200	19,430	0	0	57,630
Beverly Daniel Tatum (5)	6,620	2,160	0	0	8,780
D. Gary Thompson	40,600	19,430	0	0	60,030
Richard W. Ussery	48,400	19,488	0	407	68,255
W. Jerry Vereen	54,400	19,430	0	543	74,373
E. Jenner Wood III	44,800	19,430	0	0	64,230

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2) (3)

Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.

Consists of any “gross-ups” for the reimbursement of taxes on spousal air travel and gifts/activities provided to attendees at Company sponsored events.

(4)	Ronald D. Brown passed away on April 28, 2008; compensation he had earned in the second quarter of 2008 was subsequently paid to his beneficiary.
(5)	Stephen S. Green and Beverly Daniel Tatum were elected to the Company’s board of directors on August 20, 2008.

EXECUTIVE SESSIONS

It is the policy of the directors to hold an executive session of the non-employee directors without management participation at each regularly scheduled board of directors meeting. The most tenured member of the board presides over such executive sessions. Information on how to communicate with the non-employee directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Ussery, Chair; Mr. Tallent, Ms. Tatum, Mr. Thompson, and Mr. Vereen
•	Met four times in 2008
•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing and ethics, and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Ms. Cablik, Chair; Mr. Brown, and Mr. Green
•	Met two times in 2008
•	Oversees the administration of the Company’s compensation arrangements

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee (Southern Company Compensation Committee) on the performance and compensation of the Company’s president and chief executive officer and makes recommendations regarding the fees paid to members of the Company’s board of directors.

The Southern Company Compensation Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation Committee is available on Southern Company’s website (www.southerncompany.com).

In 2008, the Southern Company Compensation Committee directly retained Towers Perrin as its outside compensation consultant. The Southern Company Compensation Committee informed Towers Perrin in writing that the Southern Company Compensation Committee expected Towers Perrin to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation Committee’s requirements. The Southern

Company Compensation Committee also expected Towers Perrin to recommend changes to the executive and related corporate governance trends.

During 2008, Towers Perrin assisted the Southern Company Compensation Committee with comprehensive market data and its implications for pay at the Company and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. Garrett, Chair; Mr. Brown, Mr. Ussery, Mr. Vereen, and Mr. Wood
•	Met three times in 2008
•	Acts in place of full board on matters that require board action between meetings of the board to the extent permitted by law and within certain limits set by the board

Finance Committee:

•	Members are Mr. Wood, Chair; Ms. Cablik, and Mr. Green
•	Met six times in 2008
•	Reviews the Company’s financial and fiscal affairs and recommends/approves actions on behalf of the board to the extent permitted by law and within certain limits set by the board

Nuclear Committee:

•	Members are Mr. Vereen, Chair; Mr. Brown, Mr. Thompson, and Mr. Ussery
•	Met two times in 2008
•	Reviews nuclear operations activities

DIRECTOR ATTENDANCE

The board of directors met five times in 2008. Director attendance at all applicable board and committee meetings was 99 percent. No nominee attended less than 75 percent of applicable meetings except Ms. Tatum who attended 67 percent of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company’s president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company’s bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect director nominees. Consequently, the board has not established a separate nominating committee and does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company’s president and chief executive officer is on the Company’s board and may propose on behalf of Southern Company potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Bin 10120, Atlanta, Georgia 30308. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. One of the Company’s directors attended the Company’s 2008 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the board of directors of Southern Company. The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2008 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm with and without management present, to discuss the results of their audits, and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held nine meetings during 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche as the Company’s independent registered public accounting firm for 2009. At the 2009 annual meeting of the Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair

Francis S. Blake

Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) — the Company’s principal independent registered public accounting firm for 2007 and 2008:

	2007	2008
	(in thousands)
Audit Fees(1)	$3,259	$3,574
Audit-Related Fees(2)	11	11
Tax Fees	0	0
All Other Fees	0	0
Total	$3,270	$3,585

(1)	Includes services performed in connection with financing transactions.
(2)	Includes internal control review services and accounting consultations.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker or dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2009 Annual Meeting of Shareholders unless, no later than three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308 that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, a representative of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if they so desire.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single executive compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.

This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in our industry, must be tied to and motivate our executives to meet our short- and long-term performance goals, and must foster and encourage alignment of executive interests with the interests of our stockholders and our customers. The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•

Southern Company’s actual earnings per share (EPS) and the Company’s business unit performance, which includes return on equity (ROE), compared to target performance levels established early in the year, determine the ultimate annual incentive payouts.

•	Southern Company Common Stock (Common Stock) price changes result in higher or lower ultimate values of stock options.
•	Southern Company’s dividend payout and total shareholder return compared to those of its industry peers lead to higher or lower payouts under the Performance Dividend Program (performance dividends).

The pay-for-performance principles apply not only to the named executive officers, but also to thousands of Company employees. The annual incentive program covers nearly all of the Company’s approximately 9,300 employees and our change-in-control protection program covers all the Company’s employees not part of a collective bargaining unit. Stock options and performance dividends cover over 1,600 of the Company’s employees. These programs engage our people in our business, which ultimately is good not only for them, but also for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program is comprised of several components, each of which plays a different role. The table below discusses the intended role of each material pay component, what it rewards, and why we use it. Following the table is additional information that describes how we made 2008 pay decisions.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Base Salary	Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.	Market practice. Provides a threshold level of cash compensation for job performance.

Annual Incentive	The Company’s annual incentive program rewards achievement of operational, EPS, and business unit financial goals.	Market practice. Focuses attention on achievement of short-term goals that ultimately work to fulfill our mission to customers and lead to increased stockholder value in the long term.

Long-Term Incentive: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term.	Market practice. Performance-based compensation. Aligns executives’ interests with those of Southern Company’s stockholders.

Long-Term Incentive: Performance Dividends

Performance dividends provide cash compensation based on the number of stock options held at year end, Southern Company’s dividends paid during the year, and Southern Company’s four-year total shareholder return versus industry peers.

Market practice.

Performance-based compensation.

Enhances the value of stock options and focuses executives on maintaining a significant dividend yield for Southern Company’s stockholders.

Aligns executives’ interests with Southern Company’s stockholders’ interests since payouts are dependent on performance, defined as Common Stock performance vs. industry peers.

Southern Excellence Awards	An employee may receive discretionary cash or non-cash awards based on extraordinary performance. Awards are not tied to pre-established goals.	Provides a means of rewarding, on a current basis, extraordinary performance.
Relocation Incentive	Lump sum payment of 10% of base salary provides incentive to geographically relocate.	Enhances the value of the relocation program perquisites.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Retirement Benefits

The Southern Company Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or part of annual incentives or performance dividends in either a prime interest rate or Common Stock account.

•     Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (Pension Plan).

•     The Supplemental Benefit Plan counts pay, including deferred salary, ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts annual incentive pay above 15% of base salary for pension purposes.

Additional years of service agreements provide enhanced retirement benefits as if a participant had worked additional years at the Company

Market practice.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

•     The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

•     Represents an important component of competitive market-based compensation in Southern Company’s peer group and generally.

Perquisites and Other Personal Benefits

Personal financial planning maximizes the perceived value of our executive compensation program to executives and allows them to focus on Company operations.

•     Home security systems lower our risk of harm to executives.

Club memberships are provided primarily for business use.

Relocation benefits cover the costs associated with geographic relocations at the request of the employer.

Perquisites benefit both the Company and executives, at low cost to the Company.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Post-Termination Pay

Change-in-control plans provide severance pay, accelerated vesting, and payment of short- and long-term incentive awards upon a change in control of the Company or Southern Company coupled with involuntary termination not for “Cause” or a voluntary termination for “Good Reason.”

Market practice.

Providing protections to senior executives upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only upon the occurrence of both an actual change in control and loss of the executive’s position.

MARKET DATA

For the named executive officers, the Southern Company Compensation Committee reviews compensation data from large, publicly-owned electric and gas utilities. The data was developed and analyzed by Towers Perrin, the compensation consultant retained by the Southern Company Compensation Committee. The companies included each year in the primary peer group are those whose data is available through the consultant’s database. Those companies are drawn from this list of regulated utilities of $2 billion in revenues and up. Proxy data for the entire list of companies below also is used. No other companies’ data are used in our market-pay comparisons.

AGL Resources Inc.	Energy East Corporation	Pinnacle West Capital Corporation
Allegheny Energy Corporation	Entergy Corporation	PPL Corporation
Alliant Energy Corporation	Exelon Corporation	Progress Energy, Inc.
Ameren Corporation	FirstEnergy Corp.	Public Service Enterprise Group Inc.
American Electric Power Company, Inc.	FPL Group, Inc.	Puget Energy, Inc.
Atmos Energy Corporation	Integrys Energy Company, Inc.	Reliant Energy, Inc.
Calpine Corporation	MDU Resources, Inc.	Salt River Project
CenterPoint Energy, Inc	Mirant Corporation	SCANA Corporation
CMS Energy Corporation	New York Power Authority	Sempra Energy
Consolidated Edison, Inc.	Nicor, Inc.	Sierra Pacific Resources
Constellation Energy Group, Inc.	Northeast Utilities	Southern Union Company
Dominion Resources Inc.	NRG Energy, Inc.	Tennessee Valley Authority
Duke Energy Corporation	NSTAR	The Williams Companies, Inc.
Dynegy Inc.	OGE Energy Corp.	Wisconsin Energy Corporation
Edison International	Pepco Holdings, Inc.	Xcel Energy Inc.
El Paso Corporation	PG&E Corporation

Southern Company is one of the largest U.S. utility companies based on revenues and market capitalization, and its largest business units, including the Company, are some of the largest in the industry as well. For that reason, the consultant size-adjusts the market data in order to fit it to the scope of our business.

In using this market data, market is defined as the size-adjusted 50th percentile of the data, with a focus on pay opportunities at target performance (rather than actual plan payouts). The Company specifically looks at the market data for chief executive officer positions and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers. Based on that data, the Company establishes a total target compensation opportunity for each named executive officer. Total target compensation opportunity is the sum of base salary, annual incentive payout (at the target performance level), and stock option awards with associated performance dividends at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s performance for the year or period.

We did not target a specified weight for base salary or annual or long-term incentives as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2008 compensation amounts. Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies of our size and in our industry. The total target compensation opportunity established in 2008 for each named executive officer is shown below.

Name	Salary ($)	Annual Incentive ($)	Long-Term Incentive ($)	Total Target Compensation Opportunity ($)
M. D. Garrett	695,402	521,552	841,432	2,058,386
C. S. Thrasher	296,484	148,242	170,830	615,556
M. A. Brown	363,253	198,209	259,722	821,184
D. E. Jones	307,674	153,837	186,135	647,646
J. H. Miller, III	430,003	230,396	203,360	863,759
C. C. Womack	336,714	168,357	203,649	708,720

As is our long-standing practice, the salary levels shown above were not effective until March 2008. Therefore, the amounts reported in the Summary Compensation Table are lower because that table reports actual amounts paid in 2008. For purposes of comparing the value of our compensation program to the market data, stock options are valued at 12%, and performance dividend targets at 10%, of the average daily Common Stock price for the year preceding the grant, both of which represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data. For the 2008 grant of stock options and the performance dividend targets established for the 2008 - 2011 performance-measurement period, this value was $8.03 per stock option granted. In the long-term incentive column, 55% of the value shown is attributable to stock options and 45% attributable to performance dividends. The stock option value used for market data comparisons exceeds the value reported in the Grants of Plan-Based Awards Table because the value above is calculated assuming that the options are held for their full 10-year terms. The calculation of the Black-Scholes value reported in the Grants of Plan-Based Awards Table uses historical holding period averages of approximately five years. The value of stock options, with the associated performance dividends, declined from 2007. In 2007, the value of the dividend equivalents was 10% of the average daily Common Stock price for the year preceding the grant as in 2008, but the value of the stock option was 15% rather than 12%. In 2007, the performance dividends represented 40% of the long-term incentive target value and stock options represented 60% of that value.

As discussed above, the Southern Company Compensation Committee targets total target compensation opportunities for senior executives as a group at market. Therefore, some executives may be paid somewhat above and others somewhat below market. This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. The average total target compensation opportunities for the named executive officers for 2008 were below the market data described above. Because of the use of market data from a large number of peer companies for positions that are not identical in terms of scope of responsibility from company to company, we do not consider this difference material and continue to believe that our compensation program is market-appropriate.

In 2007, Towers Perrin analyzed the level of actual payouts, for 2006 performance, under the annual incentive program to the named executive officers relative to performance versus our peer companies to provide a check on the Company’s goal-setting process. The findings from the analyses were used in establishing performance goals and the associated range of payouts for goal achievement for 2008. That analysis was updated in 2008, for 2007 performance, and those findings were used in establishing goals for 2009.

In 2008, the Southern Company Compensation Committee received a detailed comparison of the Company’s executive benefits program to the benefits of a group of other large utilities and general industry companies. The results indicated that overall the Company’s executive benefits program was at market.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2008 Base Salary

With the exception of Mr. Garrett, the named executive officers are each within a position level with a base salary range that is established under the direction of the Southern Company Compensation Committee using the market data described above. Also considered in recommending the specific base salary level for each named executive officer is the need to retain an experienced team, internal equity, time in position, and individual performance. This analysis of individual performance included the degree of competence and initiative exhibited and the individual’s relative contribution to the results of operations in prior years. Mr. Garrett’s total target compensation opportunity, including base salary, is not within a position level band. It is set using the above-described market data for specific positions similar in scope and responsibility in the market peer companies listed above.

Base salaries for Messrs. Thrasher, Brown, Miller, and Womack for 2008 were recommended by Mr. Garrett to Mr. Ratcliffe, the Southern Company President and Chief Executive Officer. The base salary for Mr. Jones, who serves as both an executive officer of the Company and Southern Company’s generation business unit (Southern Company Generation), was recommended by Mr. Jerry Stewart, who as Southern Company’s Chief Production Officer is a senior executive of Southern Company Generation, with input from Mr. Garrett. The base salaries recommended by Mr. Garrett were approved by Mr. Ratcliffe. Mr. Garrett also is an executive officer of Southern Company. His base salary is recommended by Mr. Ratcliffe to the Southern Company Compensation Committee and was influenced by the above-described market data and his time in the position and individual performance. The base salary recommended by Mr. Stewart was approved by Mr. Thomas Fanning, who is the Southern Company Chief Operating Officer and as such is responsible for the Southern Company Generation.

2008 Incentive Compensation

Achieving Operational and Financial Goals — Our Guiding Principle for Incentive Compensation

Our number one priority is to provide our customers outstanding reliability and superior service at low prices while achieving a level of financial performance that benefits Southern Company’s stockholders in the short and long term.

In 2008, we strove for and rewarded:

•	Continued industry-leading reliability and customer satisfaction, while maintaining our low retail prices relative to the national average; and

•	Meeting energy demand with the best economic and environmental choices.

In 2008, we also focused on and rewarded:

•	Southern Company EPS growth;

•	Company ROE in the top quartile of comparable electric utilities;

•	Common Stock dividend growth;

•	Long-term Southern Company total shareholder return; and

•	Financial integrity — An attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The incentive compensation program is designed to encourage achievement of these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company’s Human Resources staff, recommends to the Southern Company Compensation Committee program design and award amounts for senior executives, including the named executive officers.

2008 Annual Incentive Program

Program Design

The Performance Pay Program is Southern Company’s annual incentive plan. Almost all the employees of the Company are participants, including the named executive officers.

The performance measured by the program uses goals set at the beginning of each year by the Southern Company Compensation Committee.

An illustration of the annual incentive goal structure for 2008 is provided below.

•

Operational goals for 2008 were safety, customer service, plant availability, transmission and distribution system reliability, and inclusion. The Southern Company Generation operational goals included availability, safety, inclusion, and operations and maintenance expenses (O&M). The Southern Nuclear Operating Company (Southern Nuclear) operational goals included O&M, safety, plant availability, and inclusion. Each of these operational goals is explained in more detail under Goal Details below. The result of all operational goals is averaged and multiplied by the bonus impact of the EPS and business unit financial goals. The amount for each goal can range from 0.90 to 1.10 or can be 0.00 if a threshold performance level is not achieved as more fully described below. The level of achievement for each operational goal is determined and the results are averaged.

•

Southern Company EPS is weighted at 50% of the financial goals. EPS is defined as earnings from continuing operations divided by average shares outstanding during the year. The EPS performance measure is applicable to all participants in the Performance Pay Program, including the named executive officers.

•

Business unit financial performance is weighted at 50% of the financial goals. The Company’s financial performance goal is ROE, which is defined as the Company’s net income divided by average equity for the year. For Southern Company Generation, it is calculated using a corporate-wide weighted average of all the business unit financial performance goals, including primarily the ROE of the Company and affiliated companies, Alabama Power, Gulf Power, and Mississippi Power. For Southern Nuclear, it is 25% of the Company’s ROE and 25% of Alabama Power’s ROE. For Mr. Jones, the business unit financial goal was weighted at 30% of the Company’s ROE and at 20% of Southern Company Generation financial goal. Because Mr. Miller was employed during 2008 by the Company and then Southern Nuclear, the business unit financial goals were pro-rated based upon the period of time spent with each employing company.

The Southern Company Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Such adjustments include the impact of items considered one time, outside of normal operations, or not anticipated in the business plan when the earnings goal was established, and of sufficient magnitude to warrant recognition. The Southern Company Compensation Committee made an adjustment in 2008 to eliminate the effect of $83 million in after-tax charges to Southern Company earnings taken in 2008. The charges related to a position Southern Company took concerning the timing of tax deductions associated with sale-in-lease-out (SILO) transactions that was challenged by the Internal Revenue Service. In making this decision, the Southern Company Compensation Committee considered that the charges only affected the timing of deductions taken by Southern Company related to the SILO transactions, that the future tax benefits due to the timing change are expected to be minimal in future years and will likely have no impact on future Performance Pay Program award sizes, and that the impact of the tax benefits in earlier years was minimal – an average of just over two percent in 2002 through 2007. This adjustment increased the average payout for 2008 performance by approximately 30%.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund the Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Service - The Company uses customer satisfaction surveys to evaluate its performance. The survey results provide an overall ranking for the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability - Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on historical performance, expected weather conditions, and expected capital expenditures.

Availability - Peak season equivalent forced outage rate is an indicator of plant availability and efficient generation fleet operations during the months when generation needs are greatest. The rate is calculated by dividing the number of hours of forced outages by total generation hours. The Southern Nuclear plant availability goal also measures plant capability.

Safety - Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the Occupational Safety and Health Administration recordable incident rate.

Inclusion/Diversity - The inclusion program seeks to improve our inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles, and supplier diversity.

Company and Southern Company capital expenditures “gate” or threshold goal – The Company and Southern Company overall strived to manage total capital expenditures at or below approximately $1.828 billion and $4.135 billion, respectively, for 2008, excluding nuclear fuel. If the capital expenditure target is exceeded by the Company, total operational goal performance is capped at 0.90. If the capital expenditure target is exceeded at Southern Company, total operational goal performance is capped at 0.90 for all business units, regardless of the actual operational goal results. Adjustments to the goal may occur due to significant events not anticipated in the Company’s or Southern Company’s business plans established early in the year, such as acquisitions or disposition of assets, new capital projects, and other events.

Southern Company Generation also has an operational goal related to maintaining pre-determined O&M. Southern Nuclear, in addition to the Target Zero program safety goal described above, has a nuclear plant safety goal and an O&M goal. The nuclear plant safety goal is subjectively measured using nuclear industry standards and independent evaluations made by the Institute of Nuclear Power Operations.

For Mr. Jones, the operational goals were weighted 60% based on the Company’s operational goals and 40% based on Southern Company Generation’s operational goals.

The ranges of performance levels established for the operational goals are detailed below.

Level of Performance	Customer Service	Reliability	Availability- Company and Southern Company Generation/ Southern Nuclear	Safety –Company/ Southern Company Generation/ Southern Nuclear	Inclusion	Southern Company Generation/ Southern Nuclear O&M Expenditures (Variance from Target)
Maximum (1.10)	Top quartile for each customer segment	Improve historical performance	2.00%/1.00%	0.95/0.20/0.10	Significant improvement	0.00%/+/- 0.3%
Target (1.00)	Top quartile overall	Maintain historical performance	2.75%/2.00%	1.25/0.50/0.40	Improve	+/- 1.25%/ +/-0.9%
Threshold (0.90)	3rd quartile	Below historical performance	3.75%/3.50%	1.50/0.80/0.66	Below expectations	+/- 2.50% +1.50%
0 Trigger	4th quartile	Significant issues	6.00%/5.00%	>1.50/>0.80/ >2.00	Significant issues	+/- 10.00%/ +3.00%

EPS and Business Unit Financial Performance:

The range of EPS and business unit/ROE financial goals for 2008 is shown below. The ROE goal varies from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.

Level of Performance	Southern Company EPS, excluding SILO tax impacts	Business unit financial performance/ ROE	Payout Factor	Payout Factor at Associated Level of Operational Goal Achievement	Payout Below Threshold for Operational Goal Achievement
Maximum	$2.45	14.25%	2.00	2.20	0.00
Target	$2.32	13.25%	1.00	1.00	0.00
Threshold	$2.24	11.00%	0.50	0.45	0.00
Below threshold	<$2.24	<11.00%	0.00	0.00	0.00

2008 Achievement

Each named executive officer had a target annual incentive opportunity, based on his position, set by the Southern Company Compensation Committee at the beginning of 2008. Targets are set as a percentage of base salary. Mr. Garrett’s target was set at 75%. For Messrs. Thrasher, Jones, and Womack, it was set at 50%. Both Messrs. Brown and Miller were promoted during 2008 and as a result their target incentive opportunity was pro-rated based on the time spent at each position level. For Mr. Brown, the target incentive opportunity was initially 50% and was increased to 55% and for Mr. Miller, the target incentive opportunity was initially 50% and was increased to 60%. Actual payouts were determined by adding the payouts derived from EPS and business unit financial performance goal achievement for 2008 and multiplying that sum by the result of the operational goal achievement. The gate goal target was not exceeded and therefore did not affect payouts. Actual 2008 goal achievement is shown in the following table. The EPS result shown in the table is adjusted for the SILO after-tax charges taken in 2008 as described above. Therefore, payouts were determined using EPS performance results that differed from the results reported in the financial statements of Southern Company. EPS, as determined in accordance with generally accepted accounting principles and as reported in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2008, was $2.26 per share.

Business Unit	Operational Goal Multiplier (A)	Southern Company EPS, excluding SILO tax impacts	EPS Goal Performance Factor (50% Weight)	Business Unit Financial Performance/ROE	Business Unit Financial Performance Factor (50% Weight)	Total Weighted Financial Performance Factor (B)	Total Payout Factor (AxB)
The Company	1.08	$2.37	1.54	13.56%	1.31	1.42	1.54
Southern Company Generation	1.09	$2.37	1.54	Corporate-wide weighted average	1.24	1.39	1.51
Southern Nuclear	1.01	$2.37	1.54	Average of Company and Alabama Power	1.18	1.36	1.37

Note that the Total Payout Factor may vary from the Total Weighted Financial Performance Factor multiplied by the operational goal multiplier due to rounding. To calculate an annual incentive payout amount, the target opportunity (annual incentive target times base salary) is multiplied by the Total Payout Factor.

Actual performance, as adjusted, exceeded the target performance levels established by the Southern Company Compensation Committee in early 2008; therefore, the payout levels also exceeded the target pay opportunities that were established. More information on how the target pay opportunities are established is provided under the Market Data section in this CD&A.

The table below shows the pay opportunity set in early 2008 for the annual incentive payout at target-level performance and the actual payout based on the actual performance shown above.

Name	Target Annual Incentive Opportunity ($)	Actual Annual Incentive Payout ($)
M. D. Garrett	521,552	803,190
C. S. Thrasher	148,242	228,293
M. A. Brown	198,209	305,242
D. E. Jones	153,837	233,832
J. H. Miller, III	230,396	339,107
C. C. Womack	168,357	259,270

Stock Options

Options to purchase Common Stock are granted annually and were granted in 2008 to the named executive officers and about 1,500 other employees of the Company. Options have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.

Stock option award sizes for 2008 were calculated using guidelines set by the Southern Company Compensation Committee as a percentage of base salary as shown in the table below. The number of options granted is the guideline amount divided by the average daily Common Stock price for the 12 months preceding the grant. The guideline percentage was set by the Southern Company Compensation Committee to deliver target long-term incentive compensation assuming a stock option value, with associated performance dividends, of approximately 25% of that average Common Stock price. As discussed in the Market Data section in this CD&A, in 2008 the target value of the stock options, with the associated performance dividends, was only 22% of that average. Therefore, while the guideline as a percentage of salary was not increased for 2008 stock option awards, the target value of long-term incentive compensation was less in 2008 than in 2007 - $8.03 per share in 2008 and $8.515 per share in 2007.

The calculation of the 2008 stock option grants for the named executive officers is shown below.

Name	Guideline %	Salary ($)	Guideline Amount ($)	Average Daily Stock Price ($)	Number Of Stock Options Granted (Guideline Amount/Average Daily Stock Price)
M. D. Garrett	550% of salary	695,402	3,824,711	36.50	104,786
C. S. Thrasher	275% of salary	282,366	776,506	36.50	21,274
M. A. Brown	325% of salary	363,253	1,180,572	36.50	32,344
D. E. Jones	275% of salary	307,674	846,104	36.50	23,180
J. H. Miller, III	275% of salary	336,137	924,377	36.50	25,325
C. C. Womack	275% of salary	336,714	925,964	36.50	25,361

More information about the stock option program is contained in the Grants of Plan-Based Awards Table and the information accompanying it.

Performance Dividends

All option holders, including the named executive officers, can receive performance-based dividend equivalents on stock options held at the end of the year. Performance dividends can range from 0% to 100% of the Common Stock dividend paid during the year per option held at the end of the year. Actual payout will depend on Southern Company’s total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies. The peer group is determined at the beginning of each four-year performance-measurement period. The peer group varies from the Market Data peer group due to the timing and criteria of the peer selection process. The peer group for performance dividends is set by the Southern Company Compensation Committee at the beginning of the four-year performance-measurement period. However, despite these timing differences, there is substantial overlap in the companies included.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters. In the final year of the performance-measurement period, Southern Company’s ranking in the peer group is determined at the end of each quarter and the percentile ranking is multiplied by the actual Common Stock dividend paid in that quarter. To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned are added together.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2008 Payout

The peer group used to determine the 2008 payout for the 2005-2008 performance-measurement period consisted of utilities with revenues of $2 billion or more with regulated revenues of 70% or more. Those companies are listed below.

Allegheny Energy, Inc.	Exelon Corporation	Progress Energy, Inc.
Alliant Energy Corporation	FirstEnergy Corporation	Public Service Enterprise Group Inc.
Ameren Corporation	FPL Group, Inc.	Puget Energy, Inc.
American Electric Power Company, Inc.	NiSource Inc.	SCANA Corporation
Consolidated Edison, Inc.	NSTAR	Sempra Energy
DTE Energy Company	OGE Energy Corp.	Sierra Pacific Resources
Energy East Corporation	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Entergy Corporation	Pinnacle West Capital Corp.	Xcel Energy Inc.

The scale below determined the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2008 based on the 2005-2008 performance-measurement period. Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100%
50th percentile (Target)	50%
10th percentile or lower	0%

The above payout scale, when established in 2005, paid 25% of the dividend at the 30th percentile and zero below that. The scale was extended to the 10th percentile on a straight-line basis by the Southern Company Compensation Committee in October 2005 in order to avoid the earnings volatility and employee relations issues that the payout cliff created.

Southern Company’s total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period ending with 2008, was the 61st, 48th, 91st, and 91st percentile, respectively, resulting in a total payout of 78% of the full year’s Common Stock dividend, or $1.30. This amount was multiplied by each named executive officer’s outstanding stock options at December 31, 2008 to calculate the payout under the program. The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

2011 Opportunity

The peer group for the 2008-2011 performance-measurement period (which will be used to determine the 2011 payout amount) consists of utility companies with revenues of $1.2 billion or more with regulated revenues of approximately 60% or more. Those companies are listed below.

The guideline used to establish the peer group for the 2005-2008 performance-measurement period was somewhat different from that used in 2008 to establish the peer group for the 2008-2011 performance-measurement period. The guideline for inclusion in the peer group is reevaluated annually as needed to assist in identifying an appropriate number of companies similar to Southern Company. While the guideline does vary somewhat, 20 of the 24 companies in the peer group for the 2005-2008 performance-measurement period also are in the peer group established for the 2008-2011 performance-measurement period.

Allegheny Energy, Inc.	Edison International	Progress Energy, Inc.
Alliant Energy Corporation	Energy East Corporation	Public Service Enterprise Group Inc.
Ameren Corporation	Entergy Corporation	Puget Energy, Inc.
American Electric Power Company, Inc.	Exelon Corporation	SCANA Corporation
Aquila, Inc.	FPL Group, Inc.	Sierra Pacific Resources
Avista Corporation	Hawaiian Electric Industries, Inc.	TECO Energy, Inc.
CMS Energy Corporation	NiSource Inc.	UIL Holdings Corporation
Consolidated Edison, Inc.	Northeast Utilities	Unisource Energy Corporation
Dominion Resources Inc.	NSTAR	Vectren Corporation
DPL Inc.	Pepco Holdings, Inc.	Westar Energy, Inc.
DTE Energy Company	PG&E Corporation	Wisconsin Energy Corporation
Duke Energy Corporation	Pinnacle West Capital Corp.	Xcel Energy Inc.

The scale below will determine the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2011, based on the 2008-2011 performance-measurement period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100%
50th percentile (Target)	50%
10th percentile or lower	0%

See the Grants of Plan-Based Awards Table and the accompanying information for more information about threshold, target, and maximum payout opportunities for the 2008-2011 Performance Dividend Program.

Southern Excellence Awards

In 2008, Mr. Stewart approved a discretionary award to Mr. Jones for his outstanding leadership in achieving safety and availability goals.

Timing of Incentive Compensation

As discussed above, the 2008 annual incentive program goals were established at the February 2008 Southern Company Southern Company Compensation Committee meeting. Annual stock option grants were also made at that meeting. The establishment of incentive compensation goals and the granting of stock options were not timed with the release of material non-public information. This procedure was consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Southern Company Compensation Committee. The exercise price of options granted to employees in 2008 was the closing price of the Common Stock on the last trading day before the grant date. The grant date was not a trading day.

Post-Employment Compensation

As mentioned above, we provide certain post-employment compensation to employees, including the named executive officers.

Retirement Benefits

Generally, all full-time employees of the Company, including the named executive officers, participate in our funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. We also provide unfunded benefits that count salary and short-term incentive pay that is ineligible to be counted under the Pension Plan. (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are described in the chart on page 13 of this CD&A.) See the Pension Benefits Table and the information accompanying it for more information about pension-related benefits.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of the annual incentive and performance dividends may be deferred, at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the Nonqualified Deferred Compensation Table and the information accompanying it for more information about the Deferred Compensation Plan.

Change-in-Control Protections

The Southern Company Compensation Committee approved the change-in-control protection program in 1998. The program provides some level of severance benefits to all employees who are not part of a collective bargaining unit, if the conditions of the program are met, as described below. The Southern Company Compensation Committee established this program and the levels of severance amount in order to provide certain compensatory protections to executives upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser. Providing such protections to our employees in general minimizes disruption during a pending or anticipated change in control. For all participants, payment and vesting occur only upon the occurrence of both an actual change in control and loss of the individual’s position.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term incentive awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

If the conditions described above are met, the named executive officers are entitled to severance payments equal to two or three times their base salary plus the annual incentive amount assuming target-level performance. Most officers are entitled to severance payments equal to two times their base salary plus the annual incentive amount assuming target-level performance. Messrs. Garrett, Miller, and Womack are entitled to the larger amount.

More information about post-employment compensation, including severance arrangements under our change in control program, is included in the section entitled Potential Payments upon Termination or Change in Control.

Executive Stock Ownership Requirements

Effective January 1, 2006, the Southern Company Compensation Committee adopted Common Stock ownership requirements for officers of Southern Company and its subsidiaries that are in a position of vice president or above. All of the named executive officers are covered by the requirements. The guidelines were implemented to further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the

Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60. Mr. Brown is 61.

The requirements are expressed as a multiple of base salary per the table below.

Name	Multiple Of Salary Without Counting Stock Options	Multiple Of Salary Counting 1/3 Of Vested Options
M. D. Garrett	3 Times	6 Times
C. S. Thrasher	2 Times	4 Times
M. A. Brown	1.5 Times	3 Times
D. E. Jones	2 Times	4 Times
J. H. Miller, III	3 Times	6 Times
C. C. Womack	3 Times	6 Times

Current officers have until September 30, 2011 to meet the applicable ownership requirement. Newly-elected officers have five years from the date of their election to meet the applicable ownership requirement.

Impact of Accounting and Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the tax deductibility of Mr. Garrett’s compensation that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by Southern Company’s stockholders. Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which all of our incentive compensation is paid. For tax purposes, in order to ensure that the annual incentive and the performance dividend payouts are fully deductible under Section 162(m) of the Code, in February 2008, the Southern Company Compensation Committee approved a formula that represented a maximum annual incentive amount payable (defined as 0.6% of Southern Company’s net income), and the maximum performance dividend amount payable for the 2008-2011 performance-measurement period (0.6% of Southern Company’s average net income during 2008-2011). For 2008 performance, the Southern Company Compensation Committee used (for annual incentive), or will use (for performance dividends), negative discretion from those amounts to determine the actual payouts pursuant to the methodologies described above.

Because our policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation.

Policy on Recovery of Awards

Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Southern Company Policy Regarding Hedging the Economic Risk of Stock Ownership

Southern Company’s policy is that insiders, including outside directors, will not trade in Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Southern Company Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Southern Company Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in this Information Statement. The Southern Company Board of Directors approved that recommendation.

Members of the Southern Company Compensation Committee:

J. Neal Purcell, Chair

Jon A. Boscia

H. William Habermeyer, Jr.

Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2006, 2007, and 2008 by the Chief Executive Officer, the Chief Financial Officer, and the next four most highly-paid executive officers who served in 2008. Collectively, these officers are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali-fied Deferred Compen- sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael D.	2008	679,641	0	0	248,343	1,283,734	666,453	48,411	2,926,582
Garrett	2007	613,731	0	0	413,075	828,844	2,259,654	47,440	4,162,744
President, Chief	2006	575,100	29,288	0	391,843	967,002	880,636	47,183	2,891,052
Executive Officer,
And Director
Cliff S. Thrasher*	2008	287,940	76,652	0	50,419	310,748	254,027	25,255	1,005,041
Executive Vice	2007	265,047	0	0	89,029	228,109	449,590	24,518	1,056,293
President, Chief	2006	252,473	7,500	0	85,258	271,025	153,762	24,174	794,192
Financial Officer,
And Treasurer
Mickey A. Brown	2008	357,813	0	0	76,655	471,727	416,468	25,809	1,348,472
Executive Vice	2007	319,678	0	0	107,581	289,990	732,906	27,432	1,477,587
President	2006	302,197	10,000	0	102,049	334,310	258,079	31,503	1,038,138
Douglas E. Jones	2008	305,170	12,500	0	110,759	397,484	62,433	34,093	922,440
Senior Vice	2007	293,521	0	0	143,709	285,770	204,190	27,456	954,645
President	2006	282,538	15,000	0	84,788	316,738	32,814	24,820	756,698
James H. Miller,	2008	362,961	68,000	0	60,020	509,601	228,629	115,000	1,344,212
III**	2007	322,224	0	0	108,030	320,952	409,885	38,282	1,199,373
Senior Vice	2006	309,877	7,500	0	104,451	372,419	71,082	40,438	905,767
President and
General Counsel
Christopher C.	2008	334,855	40,000	0	120,279	481,796	87,006	62,543	1,126,478
Womack***	2007	325,979	0	0	164,307	331,018	278,246	37,926	1,137,476
Executive Vice	2006	312,912	0	0	96,449	375,424	35,972	30,106	850,863
President

*Effective March 31, 2009, Mr. Thrasher retired from the Company and Ronnie R. Labrato became the Executive Vice President, Chief Financial Officer, and Treasurer.

**Mr. Miller resigned from the Company to become the President and Chief Executive Officer of Southern Nuclear Operating Company effective August 28, 2008.

***Mr. Womack resigned from the Company to become Executive Vice President and President of External Affairs for Southern Company effective January 2009.

Column (d)

The amounts reported in this column for 2008 are Southern Excellence Awards in the case of Messrs. Jones, Miller, Thrasher, and Womack. Also included in this amount for Mr. Miller, in 2008, is a $43,000 relocation incentive. Relocation incentives may be paid to employees who are promoted and relocate geographically, at the request of the employer, and is a lump sum payment equal to 10% of base salary.

Column (e)

No equity-based compensation has been awarded to the named executive officers, other than stock option awards which are reported in column (f).

Column (f)

This column reports the dollar amounts recognized for financial statement reporting purposes with respect to 2008 in accordance with Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R) disregarding any estimates of forfeitures relating to service-based vesting conditions. See Note 8 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (2008 Annual Report).

Except for Messrs. Jones and Womack, the amounts shown for the named executive officers equal the grant date fair value for the options granted in 2008, as reported in the Grants of Plan-Based Awards Table because these named executive officers have been retirement eligible for several years and therefore their options will fully vest upon termination. Accordingly, under SFAS No.123R, the full grant date fair value of their option awards is expensed in the year of grant. However, for Messrs. Jones and Womack, the amount reported reflects the amount expensed in 2008 attributable to the following stock option grants made in 2008 and in prior years because they were not retirement eligible on the grant dates. Therefore, the grant date fair value for options granted to Messrs. Jones and Womack is recognized over the shorter period of a) the vesting period of each option or b) the period to the date he becomes retirement eligible. The grant date fair value for the grant made in 2008 is reported in the Grants of Plan-Based Awards Table.

	Amount Expensed in 2008 ($)
Grant Date	D. E. Jones	C. C. Womack
2005	3,535	4,606
2006	36,146	38,898
2007	16,141	16,669
2008	54,937	60,106
Total	110,759	120,279

Column (g)

The amounts in this column are the aggregate of the payouts under the annual incentive program and the performance dividend program attributable to performance periods ended December 31, 2008 that are discussed in the CD&A. The amounts paid under each program to the named executive officers are shown as follows:

Name	Annual Incentive ($)	Performance Dividends ($)	Total ($)
M. D. Garrett	803,190	480,544	1,283,734
C. S. Thrasher	228,293	82,455	310,748
M. A. Brown	305,242	166,485	471,727
D. E. Jones	233,832	163,652	397,484
J. H. Miller, III	339,107	170,494	509,601
C. C. Womack	259,270	222,526	481,796

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) during 2006, 2007, and 2008. The amount included for 2006 is the difference between the actuarial present values of the Pension Benefits measured as of September 30, 2005 and September 30, 2006 and the 2007 amount is the difference in the actuarial present values of the Pension Benefits measured as of September 30, 2006 and September 30, 2007. However, the amount for 2008 is the difference between the actuarial values of the Pension Benefits measured as of September 30, 2007 and December 31, 2008 - 15 months rather than one year. September 30 was used as the measurement date prior to 2008 because it was the date as of which Southern Company measured its retirement benefit obligations for accounting purposes. Starting in 2008, Southern Company changed its measurement date to December 31 to comply with FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for FASB Statement No. 87, “Employers’ Accounting for Pensions” cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at a Southern Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors—growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

The pension plans’ provisions were substantively the same as of September 30, 2005 and September 30, 2006. However, the present values of accumulated Pension Benefits as of September 30, 2007 reflect provisions that were made in 2007 regarding the form and timing of payments from the supplemental pension plans. These changes brought the plans into compliance with Section 409A of the Code. The key change was to the form of payment. Instead of providing monthly payments for the lifetime of each named executive officer and his spouse, these plans will pay the single sum value of those benefits for an average lifetime in 10 annual installments. Calculations of the present value of accumulated benefits calculations shown prior to September 30, 2007 reflect supplemental pension benefits being paid monthly for the lifetimes of named executive officers and their spouses. The 2007 change in pension value reported in column (h) for each named executive officer is greater than what it otherwise would have been due to the change in the form of payment.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2008, see the information following the Pension Benefits Table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of September 30, 2007 and December 31, 2008 follow:

•	Discount rate was increased to 6.75% as of December 31, 2008 from 6.3% as of September 30, 2007.
•	15-month measurement period, as described above.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). Above-market earnings are defined by the SEC as any amount above 120% of the applicable federal long-term rate as prescribed under Section 1274(d) of the Code. There were no above-market earnings on deferred compensation in 2008. For more information about the DCP, see the Nonqualified Deferred Compensation Table and the information accompanying it.

The table below itemizes the amounts reported in this column.

Name	Year	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)	Total ($)
M. D. Garrett	2008 2007	666,453 2,250,828	0 8,826	666,453 2,259,654
	2006	872,674	7,962	880,636
C. S. Thrasher	2008 2007	254,027 443,537	0 6,053	254,027 449,590
	2006	148,301	5,461	153,762
M. A. Brown	2008 2007	416,468 731,142	0 1,764	416,468 732,906
	2006	257,064	1,015	258,079
D. E. Jones	2008 2007 2006	62,433 195,147 25,355	0 9,043 7,459	62,433 204,190 32,814
J. H. Miller, III	2008 2007	228,629 409,168	0 717	228,629 409,885
	2006	71,082	0	71,082
C. C. Womack	2008 2007	87,006 268,676	0 9,570	87,006 278,246
	2006	27,385	8,587	35,972

Column (i)

This column reports the following items: perquisites; tax reimbursements by the Company on certain perquisites; the Company’s contributions in 2008 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code, and contributions in 2008 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP). The SBP is described more fully in the information following the Nonqualified Deferred Compensation Table.

The amounts reported for 2008 are itemized below.

Name	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
M. D. Garrett	7,460	6,289	11,730	22,932	48,411
C. S. Thrasher	7,427	4,848	10,025	2,955	25,255
M. A. Brown	4,583	3,428	11,330	6,468	25,809
D. E. Jones	7,244	11,676	11,339	3,834	34,093
J. H. Miller, III	64,173	32,518	11,730	6,579	115,000
C. C. Womack	5,042	40,423	11,730	5,348	62,543

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $9,780 per year, after the initial year that the benefit is first provided. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Company-Provided Club Memberships. The Company provides club memberships to certain officers, including all of the named executive officers. The memberships are provided for business use; however, personal use is permitted. The amount included reflects the pro-rata portion of the membership fees paid by the Company that are attributable to the named executive officers’ personal use. Direct costs associated with any personal use, such as meals, are paid for or reimbursed by the employee and therefore are not included.

Relocation Benefits. These benefits are provided to cover the costs associated with geographic relocation. In 2008, Mr. Miller received relocation benefits in the amount of $57,421. See the CD&A for more information about relocation benefits.

Personal Use of Corporate-Owned Aircraft. Southern Company owns aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Home Security Systems. The Company pays for the services of third-party providers for the installation, maintenance, and monitoring of certain named executive officers’ home security systems.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2008

The Grants of Plan-Based Awards Table provides information on stock option grants made and goals established for future payouts under the Company’s incentive compensation programs during 2008 by the Southern Company Compensation Committee. In this table, the annual incentive and the performance dividend amounts are referred to as PPP and PDP, respectively.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#) (f)	Exercise or Base Price of Option Awards ($/Sh) (g)	Grant Date Fair Value of Stock and Option Awards ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
M. D. Garrett	2/18/2008	PPP PDP	234,698 30,727	521,552 307,271	1,147,414 614,541	104,786	35.78	248,343
C. S. Thrasher	2/18/2008	PPP PDP	66,709 5,272	148,242 52,724	326,132 105,447	21,274	35.78	50,419
M. A. Brown	2/18/2008	PPP PDP	89,905 10,645	198,209 106,454	436,060 212,908	32,344	35.78	76.655
D. E. Jones	2/18/2008	PPP PDP	69,227 10,464	153,837 104,643	338,441 209,285	23,180	35.78	54,937
J. H. Miller, III	2/18/2008	PPP PDP	103,678 10,902	230,396 109,018	506,870 218,035	25,325	35.78	60,020
C. C. Womack	2/18/2008	PPP PDP	75,761 14,229	168,357 142,288	370,385 284,577	25,361	35.78	60,106

Columns (c), (d), and (e)

The amounts reported as PPP reflect the amounts established by the Southern Company Compensation Committee in early 2008 to be paid for certain levels of performance as of December 31, 2008 under the Company’s annual incentive program. The Southern Company Compensation Committee assigns each named executive officer a target incentive opportunity, expressed as a percentage of base salary, that is paid for target-level performance under the annual incentive program. The target incentive opportunities established for the named executive officers for 2008 performance were 75% for Mr. Garrett and 50% for Messrs. Thrasher, Jones, and Womack. Due to promotions in 2008, the target incentive opportunities for Mr. Brown and Mr. Miller were pro-rated based on the time spent at each position level. For Mr. Brown, the target incentive opportunity was initially 50% and was increased to 55% and for Mr. Miller, the target incentive opportunity was initially 50% and was increased to 60%. The payout for threshold performance was set at 0.45 times the target incentive opportunity and the maximum amount payable was set at 2.20 times the target. The amount paid to each named executive officer under the annual incentive program for actual 2008 performance is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and is itemized in the notes following that table. More information about the annual incentive program, including the applicable performance criteria established by the Southern Company Compensation Committee, is provided in the CD&A.

The Company also has a long-term incentive program, the performance dividend program, that pays performance-based dividend equivalents based on Southern Company’s total shareholder return (TSR) compared with the TSR of its peer companies over a four-year performance-measurement period. The Southern Company Compensation Committee establishes the level of payout for prescribed levels of performance over the performance-measurement period.

In February 2008, the Southern Company Compensation Committee established the performance dividend program goal for the four-year performance-measurement period beginning on January 1, 2008 and ending on December 31, 2011. The amount earned, if any, in 2011 based on the performance for 2008-2011 will be paid following the end of the period. However, no amount is earned and paid unless the Southern Company Compensation Committee approves the payment at the beginning of the final year of the performance-measurement period. Also, nothing is earned unless Southern Company’s earnings are sufficient to fund a Common Stock dividend at the same level or higher than in the prior year.

The performance dividend program pays to all option holders a percentage of the Common Stock dividend paid to Southern Company’s stockholders in the last year of the performance-measurement period. It can range from approximately five percent for performance above the 10th percentile compared with the performance of the peer companies to 100% of the dividend if Southern Company’s TSR is at or above the 90th percentile. That amount is then paid per option held at the end of the four-year period. The amount, if any, ultimately paid to the option holders, including the named executive officers, at the end of the last year of the 2008-2011 performance-measurement period will be based on (1) Southern Company’s TSR compared to that of its peer companies as of December 31, 2011, (2) the actual dividend, if any, paid in 2011 to Southern Company’s stockholders, and (3) the number of options held by the named executive officers on December 31, 2011.

The number of options held on December 31, 2011 will be affected by the number of additional options, if any, granted to the named executive officers prior to December 31, 2011, and the number of options, if any, exercised by the named executive officers prior to December 31, 2011. None of these components necessary to calculate the range of payout under the performance dividend program for the 2008-2011 performance-measurement period is known at the time the goal is established.

The amounts reported as PDP in columns (c), (d), and (e) were calculated based on the number of options held by the named executive officers on December 31, 2008, as reported in columns (b) and (c) of the Outstanding Equity Awards at Fiscal Year-End Table, and the Common Stock dividend of $1.6625 per share paid to Southern Company’s stockholders in 2008. These factors are itemized as follows.

Name	Stock Options Held as of December 31, 2008 (#)	Performance Dividend Per Option Paid at Threshold Performance ($)	Performance Dividend Per Option Paid at Target Performance ($)	Performance Dividend Per Option Paid at Maximum Performance ($)
M. D. Garrett	369,649	0.083125	0.83125	1.6625
C. S. Thrasher	63,427	0.083125	0.83125	1.6625
M. A. Brown	128,065	0.083125	0.83125	1.6625
D. E. Jones	125,886	0.083125	0.83125	1.6625
J. H. Miller, III	131,149	0.083125	0.83125	1.6625
C. C. Womack	171,174	0.083125	0.83125	1.6625

More information about the performance dividend program is provided in the CD&A.

Columns (f) and (g)

The stock options vest at the rate of one-third per year, on the anniversary date of the grant. Also, grants fully vest upon termination as a result of death, total disability, or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier. Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

The Southern Company Compensation Committee granted these stock options to the named executive officers at its regularly-scheduled meeting on February 18, 2008. Under the terms of the Omnibus Incentive Compensation Plan, the exercise price was set at the closing price ($35.78 per share) on the last trading day prior to the grant date, which was February 15, 2008.

Column (h)

The value of stock options granted in 2008 was derived using the Black-Scholes stock option pricing model. The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the Company’s 2008 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options held by the named executive officers as of December 31, 2008.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
M. D. Garrett	17,806 52,376 62,947 33,421 0	0 0 31,473 66,840 104,786	0	29.50 32.70 33.81 36.42 35.78	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0
C. S. Thrasher	13,696 7,203 0	6,848 14,406 21,274	0	33.81 36.42 35.78	02/20/2016 02/19/2017 02/18/2018	0	0	0	0
M. A. Brown	18,820 26,199 16,393 8,704 0	0 0 8,197 17,404 32,344	0	29.50 32.70 33.81 36.42 35.78	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0
D. E. Jones	9,823 25,795 20,275 15,285 7,962 0	0 0 0 7,642 15,924 23,180	0	27.975 29.50 32.70 33.81 36.42 35.75	02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0
J. H. Miller, III	27,361 27,073 16,779 8,741 0	0 0 8,390 17,480 25,325	0	29.50 32.70 33.81 36.42 35.78	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0
C. C. Womack	15,018 26,923 26,310 26,413 16,449 8,826 0	0 0 0 0 8,224 17,650 25,361	0	25.26 27.975 29.50 32.70 33.81 36.42 35.78	02/15/2012 02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2002 through 2005, with expiration dates from 2012 through 2015, were fully vested as of December 31, 2008. The options granted in 2006, 2007, and 2008 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2006	February 20, 2016	February 20, 2009
2007	February 19, 2017	February 19, 2010
2008	February 18, 2018	February 18, 2011

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see the section entitled Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

This table reports the number of shares acquired upon the exercise of stock options during 2008 and the value realized based on the difference in the market price over the exercise price on the exercise date.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
M. D. Garrett	0	0	0	0
C. S. Thrasher	16,582	112,757	0	0
M. A. Brown	0	0	0	0
D. E. Jones	10,000	117,750	0	0
J. H. Miller, III	41,579	514,631	0	0
C. C. Womack	15,000	159,600	0	0

PENSION BENEFITS AND VALUES AT 2008 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
M. D. Garrett	Pension Plan SBP-P SERP	39.75 39.75 39.75	997,963 4,993,234 1,605,911	0 0 0
C. S. Thrasher	Pension Plan SBP-P SERP	37.25 37.25 37.25	913,759 864,932 423,948	0 0 0
M. A. Brown	Pension Plan SBP-P SERP	38.50 38.50 38.50	1,098,029 1,564,155 638,855	0 0 0
D. E. Jones	Pension Plan SBP-P SERP	27.25 27.25 27.25	399,875 449,278 210,378	0 0 0
J. H. Miller, III	Pension Plan SBP-P SERP Supplemental Pension Benefit Agreement	13.83 13.83 13.83 10.00	336,920 543,407 200,145 864,292	0 0 0 0
C. C. Womack	Pension Plan SBP-P SERP Supplemental Pension Benefit Agreement	20.00 20.00 20.00 8.00	294,479 399,871 167,867 378,330	0 0 0 0

The named executive officers earn employer-paid pension benefits from three integrated retirement plans. More information about pension benefits is described in the CD&A.

The Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company’s primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked.

The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay. The pay considered for this formula is the base rate of pay reduced for any voluntary deferrals. A statutory limit restricts the amount considered each year. The limit for 2008 was $230,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual cash incentives paid during each year are added to the base rates of pay.

Early retirement benefits become payable once plan participants have during employment both attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service. All the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commencing at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse. A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax-qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits and voluntary pay deferrals. The SBP-P’s vesting, early retirement, and disability provisions mirror those of the Pension Plan.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year Treasury yields for the September preceding the calendar year of separation, but not more than six percent. Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If an SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant’s death occurs prior to age 50, the installments will be paid to a survivor as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP is also an unfunded retirement plan that is not tax-qualified. This plan provides to high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual cash incentives. To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their incentives to the extent they exceed 15% of those base rates (ignoring statutory limits and pay deferrals). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP’s early retirement, survivor benefit, and disability provisions mirror the SBP-P’s provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming eligible to retire. More information about vesting and payment of SERP benefits following a change in control is included in Potential Payments upon Termination or Change in Control below.

Assumptions

The following assumptions were used in the present value calculations:

•	Discount rate — 6.75% as of December 31, 2008

•	Retirement date — Normal retirement age (65 for all named executive officers)

•	Mortality after normal retirement — RP2000 Combined Healthy with generational projections

•	Mortality, withdrawal, disability and retirement rates prior to normal retirement — None

•	Form of payment for Pension Benefits:

•	Unmarried retirees: 100% elect a single life annuity

•	Married retirees: 20% elect a single life annuity; 40% elect a joint and 50% survivor annuity; and 40% elect a joint and 100% survivor annuity

•	Percent married at retirement — 80% of males and 70% of females

•	Spouse ages — Wives two years younger than their husbands

•	Incentives earned but unpaid as of the measurement date — 135% of target percentages times base rate of pay for year incentive is earned

•	Installment determination — 4.75% discount rate for single sum calculation and 6.75% prime rate during installment payment period

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment.

Supplemental Pension Benefit Agreements (SPBA)

Supplemental Pension Benefit Agreements provide additional pension benefits. These agreements provide certain executives the benefits that Southern Company’s other three pension plans would pay if the participant had worked additional years. These agreements are usually entered into on an as needed basis to attract and retain executives. The number of additional years of service is most often based on periods of relevant employment with another company, as was the case for Messrs. Miller and Womack.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2008 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
M. D. Garrett	0	22,932	51,335	0	1,305,970
C. S. Thrasher	97,022	2,955	38,507	0	884,997
M. A. Brown	109,824	6,468	15,701	0	419,179
D. E. Jones	0	3,834	54,938	0	1,204,472
J. H. Miller, III	105,914	6,579	9,830	0	405,138
C. C. Womack	59,192	5,348	57,646	0	1,719,699

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, or other separation from service. Up to 50% of base salary and up to 100% of the annual incentive and the performance dividends may be deferred, at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred – the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income held by a Southern Company stockholder. During 2008, the rate of return in the Stock Equivalent Account was 0.03%, which was Southern Company’s TSR for 2008.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in the Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks. The range of interest rates earned on amounts deferred during 2008 in the Prime Equivalent Account was 3.25% to 6.00%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2008 which can include up to 50% of salary and up to 100% of incentive compensation paid in 2008. Incentive compensation is paid early in the year following the year it is earned. Therefore, the amount reported in this column attributable to incentive compensation was earned as of December 31, 2007. The amount of incentive compensation earned as of December 31, 2008 that a named executive officer has elected to defer is reported in the Summary Compensation Table but is not included in this column because it was not payable until early 2009.

Column (c)

This column reports contributions under the SBP. The SBP is a nonqualified deferred compensation plan under which employer matching contributions are made that are prohibited from being made in the ESP because they are above stated limits under the ESP, or, if applicable, above legal limits under the Code. These contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings on both compensation the named executive officers elected to defer and earnings on employer contributions under the SBP. See the notes to column (h) of the Summary Compensation Table for a discussion of amounts of nonqualified deferred compensation earnings included in the Summary Compensation Table.

Column (e)

There were no aggregate withdrawals or distributions.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in prior years’ Information Statements. The chart below shows the amounts reported in prior years’ Information Statements.

Name	Amounts Deferred under the DCP Prior to 2008 and Reported in Prior Years’ Information Statements ($)	Employer Contributions under the SBP Prior to 2008 and Reported in Prior Years’ Information Statements ($)	Total ($)
M. D. Garrett	0	69,996	69,996
C. S. Thrasher	56,881	3,698	60,579
M. A. Brown	221,517	23,161	244,678
D. E. Jones	0	0	0
J. H. Miller, III	103,703	20,991	124,694
C. C. Womack	872,329	33,682	906,011

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company’s compensation and benefit programs or the change-in-control severance program. All of the named executive officers are participants in Southern Company’s change-in-control severance plan for officers. (As described in the CD&A, all employees who are not part of a collective bargaining unit are participants in a change-in-control severance plan.) The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2008 and assumes that the price of Common Stock is the closing market price on December 31, 2008.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. These events also affect payments to the named executive officers under their change-in-control severance agreements. No payments are made under the severance agreements unless, within two years of the change in control, the named executive officer is involuntarily terminated or he voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement eligible.
•	Lay Off – Involuntary termination not for Cause of a named executive officer who is not retirement eligible.
•

Involuntary Termination – Involuntary termination of a named executive officer for Cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or the Company level:

•

Southern Company Change in Control I – Acquisition by another entity of 20% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•

Southern Company Change in Control II – Acquisition by another entity of 35% or more of Common Stock or, following a merger with another entity, the Company’s stockholders own less than 50% of the entity surviving the merger.

•	Southern Company Termination – A merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•

The Company Change in Control – Acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, a merger with another entity and the Company is not the surviving company, or the sale of substantially all of the assets of the Company.

At the employee level:

•

Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason. Good Reason for voluntary termination within two years of a change in control is generally satisfied when there is a material reduction in salary, incentive compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different compensation and benefit elements in connection with the Traditional Termination Events described above.

Program	Retirement/ Retirement Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)

Pension Benefit Plans	Benefits payable as described in the notes following the Pension Benefits Table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement or Resignation, as the case may be.

Annual Incentive Program	Pro-rated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.

Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.

Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay Off.	Vest; expire earlier of original expiration or three years.	Forfeit.

Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.

DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or disabled participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per benefits administration committee’s discretion.	Same as Retirement.

SBP	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the Deferred Compensation Plan.	Same as Retirement.

The chart below describes the treatment of payments under compensation and benefit programs under different change-in-control events, (Change-in-Control Chart). The Pension Plan, the DCP, and the SBP are not affected by change-in-control events.

	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change-in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits

All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP-P benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.

		Benefits vest for all participants and single sum value of benefits earned to the change- in-control date paid following termination or retirement.	Same as Southern Company Change in Control II.	Based on type of change-in-control event.

Annual Incentive Program	If no plan termination; is paid at greater of target or actual performance. If plan terminated within two years of change in control; pro-rated at target performance level.	Same as Southern Company Change in Control I.	Pro-rated at target performance level.	If not otherwise eligible for payment, if the annual incentive program still in effect, pro-rated at target performance level.

Performance Dividend Program	If no plan termination; is paid at greater of target or actual performance. If plan terminated within two years of change in control, pro-rated at greater of target or actual performance level.	Same as Southern Company Change in Control I.	Pro-rated at greater of actual or target performance level.	If not otherwise eligible for payment, if the performance dividend program is still in effect, greater of actual or target performance level for year of severance only.

Stock Options	Not affected by change-in-control events.	Same as Southern Company Change in Control I.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change-in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason

Severance Benefits	Not applicable.	Not applicable.	Not applicable.

Two or three times base salary plus target annual incentive plus tax gross up for certain named executive officers if severance amounts exceed Section 280G of the Code “excess parachute payment” by 10% or more.

Health Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group health plan plus payment of two or three years’ premium amounts.

Outplace-ment Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2008.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2008 under the Pension Plan, the SBP-P, and the SERP are itemized in the chart below. The amounts shown under the column “Retirement” are amounts that would have become payable to the named executive officers all of whom were retirement eligible on December 31, 2008 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP. The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits Table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits Table.

Name	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)
M. D. Garrett	Pension SBP-P SERP	9,445 659,790 212,200	All plans treated as retiring	5,359 659,790 212,200
C. S. Thrasher	Pension SBP-P SERP	8,690 115,893 56,805	All plans treated as retiring	5,007 115,893 56,805
M. A. Brown	Pension SBP-P SERP	9,961 189,356 77,339	All plans treated as retiring	5,164 189,356 77,339
D. E. Jones	Pension SBP-P SERP	3,991 72,903 34,137	All plans treated as retiring	3,688 72,903 34,137
J. H. Miller, III	Pension SBP-P SERP SPBA	3,194 72,057 26,540 114,608	All plans treated as retiring	1,819 72,057 26,540 114,608
C. C Womack	Pension SBP-P SERP SPBA	2,941 64,856 27,227 61,362	All plans treated as retiring	2,701 64,856 27,227 61,362

As described in the Change-in-Control Chart, the only change in the form of payment, acceleration, or enhancement of the Pension Benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2008 following a change-in-control event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events table above; they are not paid in addition to those amounts.

Name	SBP-P ($)	SERP ($)	SPBA ($)	Total ($)
M. D. Garrett	6,597,901	2,122,000	0	8,719,901
C. S. Thrasher	1,158,928	568,050	0	1,726,978
M. A. Brown	1,893,556	773,394	0	2,666,950
D. E. Jones	729,029	341,373	0	3,737,352
J. H. Miller, III	720,572	265,398	1,146,075	2,132,045
C. C. Womack	648,556	272,265	613,619	1,534,440

The pension benefit amounts in the tables above were calculated as of December 31, 2008 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid incentives were assumed to be paid at 1.35 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values of the SBP-P and the SERP benefits were based on a 4.75% discount rate as prescribed by the terms of the plan.

Annual Incentive

Because this section assumes that a termination or change-in-control event occurred on December 31, 2008, there is no amount that would be payable other than what was reported and described in the Summary Compensation Table because actual performance in 2008 exceeded target performance.

Performance Dividends

Because the assumed termination date is December 31, 2008, there is no additional amount that would be payable other than the amount reported in the Summary Compensation Table. As described in the Traditional Termination Events chart, there is some continuation of benefits under the performance dividend program for retirees.

Stock Options

Stock options would be treated as described in the Termination and Change-in-Control charts above. Under a Southern Company Termination, all stock options vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, stock options vest. There is no payment associated with stock options unless there is a Southern Company Termination and the participants’ stock options cannot be converted into surviving company stock options. In that event, the excess of the exercise price and the closing price of the Common Stock on December 31, 2008 would be paid in cash for all stock options held by the named executive officers. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.

Name	Number of Options with Accelerated Vesting (#)	Total Number of Options Following Accelerated Vesting under a Southern Company Termination (#)	Total Payable in Cash under a Southern Company Termination without Conversion of Stock Options ($)
M. D. Garrett	203,099	369,649	845,952
C. S. Thrasher	42,528	63,427	104,023
M. A. Brown	57,949	128,065	386,852
D. E. Jones	46,746	125,886	484,568
J. H. Miller, III	51,195	131,149	448,015
C. C. Womack	51,235	171,174	855,196

`

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation Table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Table.

Health Benefits

All the named executive officers are retirement eligible and health care benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events.

Financial Planning Perquisite

For the named executive officers who are retirement eligible, an additional year of the Financial Planning perquisite, which is set at a maximum of $8,700 per year, is provided after retirement or will be provided after retirement.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. In addition to the treatment of health benefits, the annual incentive program, and the performance dividend program described above, the named executive officers are entitled to a severance benefit, including outplacement services, if, within two years of a change in control, they are involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the Company from any claims he may have against the Company or its affiliates.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is three times the base salary and target payout under the annual incentive program for Mr. Garrett and two times the base salary and target payout under the annual incentive program for the other named executive officers. For Messrs. Garrett, Miller, and Womack, if any portion of the severance payment is an “excess parachute payment” as defined under Section 280G of the Code, the Company will pay them an additional amount to cover the taxes that would be due on the excess parachute payment – a “tax gross-up.” However, that additional amount will not be paid unless the severance amount plus all other amounts that are considered parachute payments under the Code exceed 110% of the severance payment.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2008 in connection with a change in control. There is no estimated tax gross-up included for any of the named executive officers because their respective estimated severance amounts payable are below the amounts considered excess parachute payments under the Code.

Name	Severance Amount ($)
M. D. Garrett	3,650,862
C. S. Thrasher	889,452
M. A. Brown	1,126,084
D. E. Jones	923,022
J. H. Miller, III	1,376,010
C. C. Womack	1,010,142

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation Committee is made up of non-employee directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2008, none of Southern Company’s or the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Southern Company Compensation Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100 percent of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock owned by directors, nominees, and executive officers as of December 31, 2008. The shares beneficially owned by all directors, nominees, and executive officers as a group constitute less than one percent of the total number of shares of Common Stock outstanding on December 31, 2008.

		Shares Beneficially Owned Include:
			Shares
			Individuals
	Shares	Deferred	Have Right to	Shares Held
Name of Directors, Nominees,	Beneficially	Stock	Acquire Within	by Family
and Executive Officers	Owned(1)	Units(2)	60 Days(3)	Members(4)
Robert L. Brown, Jr.	10,234	10,234	-	-
Anna R. Cablik	4,896	4,396	-	500
Michael D. Garrett	268,388	-	266,372	-
Stephen S. Green	4,947	-
David M. Ratcliffe	2,127,139	-	2,109,540	-
Jimmy C. Tallent	741	741	-	-
Beverly D. Tatum	58	-
D. Gary Thompson	16,492	6,492	-	-
Richard W. Ussery	36,573	-	-	-
W. Jerry Vereen	6,727	4,123	-	-
E. Jenner Wood, III	6,019	5,116	-	-
Mickey A. Brown	113,358	-	97,799	-
Cliff S. Thrasher	44,250	-	42,042	1,000
James H. Miller, III	111,540	-	105,526	-
Christopher C. Womack	147,198	-	145,442	-
Douglas E. Jones	111,185	-	102,471	-
Directors, Nominees, and Executive Officers as a group (18 people)	3,123,145	31,102	2,973,796	1,500

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	Each director and/or executive officer disclaims any interest in shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. E. Jenner Wood, III, a director of the Company, is chairman, president, and chief executive officer of SunTrust Bank, Central Banking Group and executive vice president of SunTrust Banks, Inc. Ms. Anna R. Cablik, a director of the Company, is a director of BB&T. Mr. Jimmy C. Tallent, a director of the Company, is president, chief executive officer, and director of United Community Banks, Inc. During 2008, these banks furnished a number of regular banking services in the ordinary course of business to the Company and certain of these banks served as an underwriter for certain of the Company’s securities offerings. The Company intends to maintain normal banking relations with all of the aforesaid banks in the future.

During 2008, the Company leased a building for $48,768 and purchased uniforms for $85,052 from Riverside Manufacturing Company. Mr. W. Jerry Vereen, a director of the Company, is chairman, president, and chief executive officer of Riverside Manufacturing Company.

Also, in 2008, the Company purchased reinforced steel from Anasteel & Supply Company, LLC for $305,968. Ms. Anna R. Cablik is president of Anasteel & Supply Company, LLC.

In 2008, Mr. Norman Dennis, the brother-in-law of Mr. Richard Ussery, a director of the Company, was employed by the Company as an Environmental Manager and received compensation of $190,741.

In 2008, Ms. Judy Anderson a former executive officer of the Company who retired effective March 31, 2009, received compensation of $909,424. For Ms. Anderson, this amount included $439,562 in connection with the exercise of Southern Company stock options in 2008 which were granted in prior years. Mr. Thomas Bishop who became an executive officer of the Company in 2008 received compensation of $275,194.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” However, Southern Company has a Code of Ethics as well as employment and compensation policies that govern the hiring and compensating of all employees including those named above. Southern Company also has a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.